Exhibit 2.2

NEW ENGLAND BUSINESS SERVICE, INC.
500 Main Street
Groton, Massachusetts 01471



Agreement to Furnish Copies of Omitted Exhibits and Schedules to Asset Purchase Agreement with Chiswick Trading, Inc.



	New England Business Service, Inc. (the Registrant) is not filing as exhibits to its Current Report on Form 8-K dated April 15, 1997, copies of the exhibits and schedules to the Asset Purchase Agreement among the Registrant, Chiswick Trading, Inc. and Theodore Pasquarello dated March 31, 1997, which Agreement is filed as Exhibit 2.1 thereto.

	Registrant agrees to furnish to the Securities and Exchange Commission, upon request, copies of such omitted exhibits and schedules.


Dated:  April 15, 1997
NEW ENGLAND BUSINESS
SERVICE, INC. (Registrant)


By: 	/s/ John F. Fairbanks
	John F. Fairbanks
	VP, Chief Financial
 Officer